News Release	For Immediate Release

Contact: Jeff Laudin	July 17, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Second Quarter 2014 Results

Highlights:

•	Sales mix and some pricing pressure resulted in lower margins in the Utility Support Structures Segment.

•	Market driven volume reductions in North America led to fixed cost deleverage and lower operating income in the Irrigation Segment compared with last year’s record second quarter.

•	Engineered Infrastructure Products Segment operating income increased 27% as a result of acquisitions.

•	Consolidated second quarter net earnings and diluted earnings per share decreased 29%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported second quarter sales of $842.6 million compared with $878.7 million for the same period of 2013. Second quarter 2014 operating income was $104.8 million versus $144.3 million in 2013. Second quarter net income was $64.0 million versus $89.6 million in 2013, or $2.38 in diluted earnings per share compared to $3.33 in 2013. Last year’s second quarter included a $4.6 million, (or 16 cents per diluted share) pre-tax gain from the disposal of a galvanizing facility in Perth, Australia.

For the first six months of 2014, sales were $1,594.3 million versus $1,698.3 million in 2013. Valmont’s first half net earnings were $120.0 million, or $4.46 per diluted share, compared with 2013 first half net earnings of $167.1 million, or $6.22 per diluted share.

Second Quarter Review:

“Positive sales comparisons in the Engineered Infrastructure Products Segment driven by acquisition growth were more than offset by lower sales in the remaining segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “In the Irrigation Segment, sales declined in North America due to lower crop commodity prices, partly offset by increased international sales. The Coatings and Utility Support Structures Segments each posted modest sales declines. In “Other,” the deconsolidation of Delta EMD late in 2013 and lower sales at our grinding media and tubing businesses led to unfavorable sales comparisons.

“Operating income declined and was 12.4% of total sales, compared with 16.4% in 2013.”

Second Quarter Segment Review:

Utility Support Structures Segment (25% of 2nd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $213.0 million were 7% lower than 2013, due to a decline in North America. International sales rose modestly. Total volumes were comparable to last year.

The second quarter comparison between this and last year reflects a notable decline in the percentage of sales from large transmission projects. This change in mix combined with additional industry capacity has led to more competitive bidding for smaller sized orders.

The major drivers of North American utility demand lead us to remain positive on the outlook for this business. The 2005 U.S. energy bill mandates improved transmission grid reliability. Increases in alternative energy sources also require new transmission capacity. To achieve these goals further investment in transmission infrastructure will be needed. We believe these investments will also drive an increase in large project activity going forward.

Utility operating income declined 37% to $26.4 million, which represents 12.4% of segment sales. The decrease in operating income was due to an unfavorable sales mix, pricing pressure and lower manufacturing fixed cost absorption.

Irrigation Segment (26% of 2nd Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Irrigation Segment sales fell 19% to $219.9 million, reflecting a substantial sales decline in North American markets. While last year’s market remained influenced by the 2012 drought and high commodity prices, this year’s outlook for a decline in North American net farm income weighed on irrigation equipment demand.

Sales increased in most international regions. Despite generally lower global crop prices, a number of international markets remain strong. On a regional basis, sales improved in Brazil, the Pacific region and the Middle East.

Operating income declined 35% to $41.4 million, but remained strong at 18.9% of segment sales. The decline was due to the lower sales levels and deleverage of both fixed factory costs and SG&A.

Engineered Infrastructure Products Segment (36% of 2nd Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, industrial gratings, access systems and wind energy and oil and gas exploration applications in global markets.

Second quarter sales were $304.4 million, a 21% increase over 2013. Sales gains primarily reflect the addition of $47 million in revenue from the March 2014 acquisition of DS-SM.

In North America, sales of lighting and traffic structures increased modestly, but were more than offset by a reduction in intercompany volumes to the Utility Support Structures Segment. Wireless communication product sales rose, driven by increased demand for structures to support carrier upgrades to 4G technology.

In Europe, lighting and traffic structure sales were comparable with last year’s levels. Sales increases in the U.K. were offset elsewhere.

In the Asia-Pacific region, engineered access system sales declined due to weakness in the Australian economy and currency translation impacts. Lighting and traffic, and wireless communication structure sales increased particularly in China.

Operating income increased 27% to $28.6 million, or 9.4% of segment sales. The increase was mainly the result of the operating income contribution from the Valmont-SM acquisition. The operating income in the remaining operations was similar to last year’s levels.

Coatings Segment (10% of 2nd Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Global Coatings Segment sales of $85.2 million were 9% lower than last year. Most of the decrease was in Australia, where a large portion of the volume is tied to the currently weak mining industry. North American sales were modestly lower due to a slow start to the quarter and reduced intercompany irrigation and utility volumes.

Operating income was 33% below last year’s levels at $15.8 million or 18.6% of segment sales. Included in second quarter 2013 operating income was a pre-tax gain of $4.6 million from the sale of a facility in Western Australia. The reduction in operating income was also due to volume declines and the associated fixed cost deleverage.

Outlook:

“In the Engineered Infrastructure Products Segment, acquisition and organic growth will drive sales gains in the second half of the year,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“In the Utility Support Structures Segment, we expect challenging market conditions to continue and result in unfavorable profit comparisons for the rest of the year. To improve productivity and reduce costs, we will consolidate the operations of one small facility into a larger one in the third quarter. We currently estimate the impact of this closure to result in one-time third quarter pre-tax charge of $2.1 million, or approximately $0.05 per diluted share.

“In the Irrigation Segment, second-half demand will reflect current crop yields and how the eventual supply and demand balance impacts farm income in North America.

“In the Coatings Segment we expect results comparable with last year.

“As indicated in our June 24 announcement, we currently believe our earnings per diluted share for the year will be in the range of $9.35 to $9.65 per share, which is predicated on second- half Irrigation profitability at approximately the same level of last year and also excludes the impact of any share repurchases,” concluded Mr. Bay.

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 50553922 or via the Internet at 8:00 a.m. CDT July 18, 2014, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 50553922 beginning July 18, 2014 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 25, 2014.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	28-Jun-14	29-Jun-13	28-Jun-14	29-Jun-13
Net sales	$ 842,599	$ 878,659	$ 1,594,339	$ 1,698,289
Cost of sales	622,122	617,188	1,166,880	1,201,449
Gross profit	220,477	261,471	427,459	496,840
Selling, general and administrative expenses	115,701	117,206	223,835	234,385
Operating income	104,776	144,265	203,624	262,455
Other income (expense)
Interest expense	(8,304)	(8,025)	(16,501)	(16,215)
Interest income	1,577	1,852	3,316	3,205
Other	1,903	123	(3,909)	1,679
	(4,824)	(6,050)	(17,094)	(11,331)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	99,952	138,215	186,530	251,124
Income tax expense	34,070	47,168	64,085	82,141
Earnings before equity in earnings of
nonconsolidated subsidiaries	65,882	91,047	122,445	168,983
Equity in earnings of nonconsolidated subsidiaries	(30)	269	(30)	473
Net earnings	65,852	91,316	122,415	169,456
Less: Earnings attributable to non-controlling interests	(1,876)	(1,753)	(2,459)	(2,324)
Net earnings attributable to Valmont Industries, Inc.	$ 63,976	$ 89,563	$ 119,956	$ 167,132

Average shares outstanding (000's) - Basic	26,623	26,648	26,669	26,615
Earnings per share - Basic	$ 2.40	$ 3.36	$ 4.50	$ 6.28

Average shares outstanding (000's) - Diluted	26,856	26,910	26,903	26,884
Earnings per share - Diluted	$ 2.38	$ 3.33	$ 4.46	$ 6.22

Cash dividends per share	$ 0.375	$ 0.250	$ 0.625	$ 0.475

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	28-Jun-14	29-Jun-13	28-Jun-14	29-Jun-13

Net sales
Engineered Infrastructure Products	$ 304,352	$ 250,636	$ 532,814	$ 474,306
Utility Support Structures	213,030	228,243	427,757	467,881
Coatings	85,157	93,798	167,328	183,043
Infrastructure products	602,539	572,677	1,127,899	1,125,230

Irrigation	219,917	270,175	432,650	514,882
Other	61,786	83,679	120,388	161,548
Less: Intersegment sales	(41,643)	(47,872)	(86,598)	(103,371)
Total	$ 842,599	$ 878,659	$ 1,594,339	$ 1,698,289

Operating Income
Engineered Infrastructure Products	$ 28,625	$ 22,603	$ 42,334	$ 35,337
Utility Support Structures	26,375	42,121	59,132	88,276
Coatings	15,820	23,552	29,706	36,972
Infrastructure products	70,820	88,276	131,172	160,585

Irrigation	41,473	64,174	84,619	118,733
Other	8,343	13,025	16,893	23,812
Corporate	(15,860)	(21,210)	(29,060)	(40,675)
Total	$ 104,776	$ 144,265	$ 203,624	$ 262,455

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	28-Jun-14	29-Jun-13
ASSETS
Current assets:
Cash and cash equivalents	$ 455,927	$ 490,477
Accounts receivable, net	543,608	513,766
Inventories	381,943	413,408
Prepaid expenses	66,916	33,587
Refundable and deferred income taxes	71,334	68,168
Total current assets	1,519,728	1,519,406
Property, plant and equipment, net	638,854	530,482
Goodwill and other assets	700,022	601,735
	$ 2,858,604	$ 2,651,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 188	$ 457
Notes payable to banks	17,485	16,004
Accounts payable	208,834	212,097
Accrued expenses	186,996	181,524
Dividend payable	9,930	6,693
Total current liabilities	423,433	416,775
Long-term debt, excluding current installments	478,498	471,662
Other long-term liabilities	341,583	264,829
Shareholders' equity	1,615,090	1,498,357
	$ 2,858,604	$ 2,651,623

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The schedule below discloses both the non-cash after-tax loss associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at June 28, 2014 and the 2013 gain from the disposal of a galvanizing facility. Earnings per share for each item are calculated separately. Therefore, due to rounding, the sum of earnings per share amounts for each item below may not agree with the total.

	Year-to-Date June 28, 2014	Diluted earnings per share	Year-to-Date June 29, 2013	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 119,956	$ 4.46	$ 167,132	$ 6.22

Fair market value adjustment, Delta EMD - after-tax	3,501	0.13

Gain on sale of galvanizing facility - after-tax			(4,375)	(0.16)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 123,457	$ 4.59	$ 162,757	6.05